Exhibit 99.1
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COMPANY Xin Ma, CFO SkyPeople Fruit Juice, Inc. Tel: China + 86 - 29-8837-7161 Email: oliver.x.ma@skypeoplefruitjuice.com Web: http://www.skypeoplefruitjuice.com	INVESTOR RELATIONS David Rudnick, Account Manager CCG Investor Relations Tel: US +1- 646-626-4172 Email: david.rudnick@ccgir.com Web: http://www.ccgir.com

SkyPeople Fruit Juice and Absaroka Capital Management Reach Settlement

XI’AN , China , June 22, 2012 /PRNewswire-Asia-FirstCall/ -- SkyPeople Fruit Juice, Inc. (NASDAQ: SPU) (together with its direct and indirect subsidiaries, “SkyPeople” or the “Company”), a producer of fruit juice concentrates, fruit beverages and other fruit related products, in the People’s Republic of China (“PRC” or “China”), and Absaroka Capital Management, LLC, a private investment management firm, and its principal Kevin Barnes (together, “Absaroka”) (together with the Company, the “Parties”) today announced that they reached an out-of-court settlement of litigation in the U.S. District Court for the District of Wyoming. On July 7, 2011 the Company filed suit against Absaroka alleging that a June 1, 2011 report published by Absaroka (the “Report”) contained several false accusations against the Company rendering it defamatory. On November 14, 2011, Absaroka filed a counterclaim alleging that the Company’s June 2, 2011 press release in response to the Absaroka Article was defamatory and the Company’s suit was an abuse of process. The settlement includes a dismissal of all claims and counterclaims filed by the Parties, with neither party admitting any wrongdoing or liability.

As part of the settlement agreement, Absaroka has agreed to remove the Report from its website, undertake best efforts to remove the Report from third-party sites, and refrain from issuing any further articles, public statements, or research reports concerning SkyPeople. Absaroka reaffirms that the Report was based upon its views as of the original publication date, which were, accordingly, subject to change. In this regard, after an exhaustive internal investigation, SkyPeople has raised serious questions regarding the accuracy of information provided to Absaroka by Qingdao Inter-Credit, including, but not limited to, the State Administration of Industry and Commerce (“SAIC”) annual inspection reports relied upon by Absaroka in preparing the Report. Absaroka has agreed to remove the Report from its website to avoid further litigation concerning SkyPeople’s contentions concerning inaccuracies in the Report.

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc., a Florida company, through its wholly-owned subsidiary Pacific Industry Holding Group Co., Ltd. (“Pacific”), a Vanuatu company, and SkyPeople Juice International Holding (HK) Ltd., a company organized under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), holds 99.78% ownership interest in SkyPeople Juice Group Co., Ltd. (“SkyPeople (China)”). SkyPeople (China) is engaged in the production and sales of fruit juice concentrates, fruit beverages, and other fruit related products in the PRC and overseas markets. Its fruit juice concentrates are sold to domestic customers and exported directly or via distributors. Fruit juice concentrates are used as a basic ingredient component in the food industry. Its brands, “Hedetang” and “SkyPeople”, which are registered trademarks in the PRC, are positioned as high quality, healthy and nutritious end-use juice beverages. For more information, please visit http://www.skypeoplefruitjuice.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the People's Republic of China, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.